Exhibit 99.45

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Sangui succeeds in replacing porcine raw material in Chitoskin wound pads

Witten, Germany, April 17, 2007 – SanguiBioTech GmbH has now received the first samples of Chitoskin wound pads using bovine instead of porcine gelatine as binding agent.  Initial tests show that – as expected – the new formula produces identical wound healing properties as compared with the original product.  Sangui had decided to develop this additional formula in view of potential hesitations in certain international markets with regard to products containing substances derived from pork.

In the same respect, Sangui has now started to investigate into the possibility of replacing porcine blood as raw material for the production of haemoglobin by camel blood.  In February 2007, Sangui had announced that TYCOON Consulting (UK), Bristol, undertakes to market Sangui wound management products as well as cosmetics in several Arab countries.

SabuiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI)

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.